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                                                                    EXHIBIT 10.5
                          CSX OMNIBUS INCENTIVE PLAN
                  Notice of Non-Qualified Stock Option Grant

John W. Snow                            Grant Date:           July 16, 2001
                                        Options Granted:      800,000
                                        Option Price:         $38.775
                                        Expiration Date:      July 16, 2011


CSX Corporation ("CSX") has granted to you non-qualified stock options ("Options") to purchase CSX common stock. Your grant has been made pursuant to CSX's Omnibus Incentive Plan (the "Plan"), which, together with the terms contained in this Notice, sets forth terms and conditions of your grant and is incorporated herein by reference. A copy of the Plan is available on the CSX intranet (http://csxnet) under "Incentive Plans." You should review the terms of
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this Notice and the Plan carefully.  The capitalized terms used in this Notice are defined in the Plan, except where it is indicated that such terms have the meaning given in the Employment and Consulting Agreement dated as of July 11, 2001 between you and CSX (the "Service Agreement"). Unless you notify the CSX Corporate Secretary in writing that you do not accept the Option, you will be deemed to have agreed to the terms of this Notice and the terms of the Plan.
CSX reserves the right to terminate, change or amend the Plan at any time. Receipt of this grant does not obligate CSX to make any additional grants to you.

Vesting and Exercisability:
The Options may be exercised only when vested. Subject to the terms of the Plan and the provisions below, all of the Options will become vested on the date of 2004 Annual Meeting (as defined in the Service Agreement) and will expire on July 16, 2011.

In addition, the Options will become fully vested immediately upon a Change in Control.

Any termination of your employment, other than a termination by CSX for Cause, will be treated as a Retirement (including without limitation a termination because of your death or Disability), with the results that (i) the Options will continue to vest as set forth above (if they have not previously vested) and
(ii) you (or your estate) will have until the expiration date to exercise any vested Options.

If there occurs an Early Termination by CSX for Cause, all your rights under the Options that have not yet been exercised (whether or not they have previously vested) shall be null and void immediately with no further action by CSX.

Exercise:
You may exercise these Options, in whole or in part, to purchase a whole number of vested shares at any time by following the exercise procedures established by CSX. All exercises must take place before the expiration date, or such earlier dates as established by this Notice or the Plan. An exercise of Options generates federal and applicable state income and employment tax withholding obligations. The full purchase price of the shares being purchased through exercise of Options and the related withholding taxes for federal, state or local jurisdictions must be paid to CSX at the time of an exercise of Options. For further information regarding procedures for exercising Options, you should contact the CSX Corporate Secretary's Office at 804-782-1436 (RNX 422).

Restrictions on Exercise:
Your ability to exercise the Options is subject to any restrictions or requirements imposed by law or by CSX upon its senior executives generally.